Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use in this Registration Statement on Form F-1 of Cascal B.V. of our report dated September 26, 2007 relating to the financial statements of Aguas De Panama, S.A., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers, S.A.

Panama, Republic of Panama
January 7, 2008